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                                                                   EXHIBIT 10.22

                              SEPARATION AGREEMENT

     U.S.A. Floral Products, Inc. ("USA Floral" or "Company") and Robert J. Poirier (the "Employee") enter into this Separation Agreement ("Agreement") on February 13, 2000, in order to reach a mutually satisfactory compromise of any and all claims which could be made arising out of or relating to the Employee's employment with the Company. The parties, in consideration of the promises and of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, agree as follows:

     1. Separation. Effective on and as of March 1, 2000, (the "Separation Date"), the Employee's employment as Chairman of the Company shall terminate. As of the Separation Date, Employee shall, in writing, relinquish (i) his seat on the Company's Board, (ii) his seat on the Company's subsidiaries' boards, (iii) and his position as Chairman of the Board.

     2.  Payments and Benefits.

(a) Within fifteen (15) days of the Separation Date, the Employee shall be entitled to receive a lump sum payment of $1,250,000, less applicable federal, state, local and other applicable withholdings.

(b) The Company further agrees to reimburse Employee for all business expenses due through the Separation Date. Such payment shall be made within seven
     (7) days of the Company's receipt of Employee's reimbursement request and appropriate documentation in accordance with the Company's current business expense reimbursement plan.

(c) The Company agrees to pay Employee for five (5) weeks of unused vacation. Such payment shall be made within seven (7) days from the execution of this Agreement.

(d) The Company additionally agrees to continue Employee's welfare benefits, at its sole expense, until December 31, 2001, subject to changes made to the welfare plans from time to time. Such welfare benefits currently include the USAFP CareFirst BlueCross BlueShield Preferred health plan, the Guardian Life and Disability Program, and Employee's individual Life Insurance Policy in the amount of $5,000,000.


3.   Release.

(a) In consideration of the payments and benefits provided in Section 2, the Employee waives and releases unconditionally, for himself and his heirs:

                (i) any and all rights, claims, demands, causes of action, obligations and liabilities known or unknown, arising from the beginning of time to the date of execution of this Agreement that the Employee may have against USA Floral or its officers, employees, directors, stockholders or agents, related to or arising out of the parties relationship; and

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               (ii) any and all rights, claims, demands, causes of action, obligations and liabilities known or unknown, arising from the beginning of time to the date of execution of this Agreement, that he may have against the Company or its officers, employees, directors, stockholders or agents involving his relationship with the Company and/or any affiliate or associate of the Company, whether such claims arise from common law, ordinance or statute, and particularly, but without limitation of the foregoing terms, claims concerning or relating in any way to his employment relationship with the Company, such as claims which may arise from or under discrimination laws or otherwise, including without limitation, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, or any other law, rule, ordinance or regulation, that he may have against the Company or its officers, employees, directors, stockholders or agents.

(b) Such releases expressly exclude any and all claims arising under this Agreement.

(c) The Company hereby releases Employee from any and all rights, claims, demands, causes of action, obligations and liabilities known or unknown, arising from the beginning of time to the Separation Date that the Company may have against Employee related to or arising out of the parties relationship or arising out of Employee's employment with the Company, except for those claims that may arise with respect to this Agreement.


4.   Disparaging Statements.

(a) In further consideration of the payments and benefits received in Section 2, Employee agrees, unless otherwise required by law or legal process that for a period of two years from the Separation Date that he shall in no way disparage USA Floral, its subsidiaries, affiliates, or their officers, directors, employees or agents, or otherwise act, speak or conduct himself or his business in a manner that is or could be injurious to the name, reputation or goodwill of USA Floral, its subsidiaries, affiliates, or their officers, directors, employees or agents.

(b) Unless otherwise required by law or legal process, the Company agrees that it shall in no way disparage the Employee and shall exercise its good faith and take commercially reasonable steps to ensure that its affiliates and employees do not act, speak or conduct themselves in a manner that is or could be injurious to the name or reputation of Employee., including without limitation, administering its Internet Policy and Email Policy, which prohibits the Company's employees from using the Company's computer network to disparage or defame others.

5. No Admission. The Employee agrees that this Agreement is not and shall not be construed to be an admission of any violation of any federal, state or local statute, ordinance or regulation or of any duty owed the Employee by the USA Floral.

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    6.  Employee Acknowledgment.

(a) The Employee acknowledges that the Employee (i) has read this Agreement,
(ii) has had the opportunity to consider this Agreement, (iii) has been advised by this document to seek legal counsel if he chooses, (iv) understands this Agreement and all of its terms, (v) signs this Agreement voluntarily and without duress, and (vi) signs this Agreement in exchange for payments and benefits described in Section 2, which the Employee acknowledges are adequate and satisfactory.

(b) The Employee acknowledges that he was given at least twenty-one (21) days in which to consider whether to execute this Agreement before being required to make a decision. The Employee further acknowledges that he may revoke the Agreement for a period of seven (7) days from the date that he executed the Agreement.

7. Employment Agreement Terminated. Employee acknowledges that the Employee's obligations to the Company under Sections 5 (Non-Compete), 7 (Rights on Termination), 8 (Return of Company Property), 9 (Inventions) and 10 (Trade Secrets) of the Employment Agreement remain in full force and effect as the binding obligations of the parties to the Employment Agreement, enforceable in accordance with their terms. The Company hereby acknowledges that its obligations to Employee under Sections 7 (Rights on Termination) and 11 (Indemnification) of the Employment Agreement remain in full force and effect as the binding obligations of the parties to the Employment Agreement, enforceable in accordance with their terms. Company hereby acknowledges that is Indemnification obligations to Employee, as set forth in the Employment Agreement, shall apply to any legal action or proceeding that may be brought against Employee in connection with this Agreement.

8. Options. As of the Separation Date, all unvested options of Employee shall immediately terminate. In consideration for the payments and benefits received in Section 2, Employee agrees that, as of the Separation Date, all vested options will immediately terminate. Notwithstanding the foregoing, this provision shall not apply to the options for 60,000 of shares of stock granted to Employee on the first anniversary of the Company's initial public offering, as such options shall remain subject to its original terms.

9.  Regular Pay.   Employees final regular paycheck shall include all wages
earned by Employee up to the Separation Date and shall be paid to Employee in accordance with customary payroll practices.

10. Executive Perquisites and Incentive Bonus. As of April 15, 2000, the automobile provided for Employee's use shall be returned to the Company and any automobile allowances provided shall cease. In the alternative, Employee may be permitted to assume the Company's lease of the automobile after April 15, 2000, if the lease company agrees to such transfer. Thereafter, Employee shall be responsible for all obligations concerning such lease. In addition, Employee shall not be entitled to receive any annual bonus for the Company's 1999 fiscal year.

11. Confidentiality. Unless otherwise required by applicable law or legal process and subject to disclosures that must be made by the Company in connection with its SEC filings, neither party shall disclose the terms and conditions set forth herein to any third party.
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12.  Press Release.  Within ten (10) days of the Separation Date, the Company and Employee agree to issue a mutually acceptable press release announcing Employee's separation from the Company.

13. Equitable Remedy. Because of the difficulty of measuring economic losses to the Company as a result of a breach of the restrictive covenants set forth in Sections 4 and 7, and because of the immediate and irreparable damage that would be caused to the Company or Employee for which monetary damages would not be a sufficient remedy, it is hereby agreed that in addition to all other remedies that may be available to the Company at law or in equity, the Company shall be entitled to specific performance and any injunctive or other equitable relief as a remedy for any breach or threatened breach of the aforementioned restrictive covenants.

14. Attorney's Fees. In the event either party is required to bring action to enforce any provision contained herein, the prevailing party shall be entitled to its reasonable attorneys fees and costs.

15. Entire Agreement; Binding Effect and Attorney's Fees. This Agreement sets forth the entire agreement among the Employee and USA Floral related to the Employee's separation from employment with the Company. The Employee and USA Floral intend this Agreement to be legally binding and inure to the benefit of themselves and their respective heirs, administrators, executors, successors and assigns. In the event any action is brought to enforce the terms set forth in this Agreement, Delaware law shall apply.

     IN WITNESS WHEREOF, the Employee, and USA Floral have executed this Agreement on the date first written above.


EMPLOYEE                                         WITNESSES

/s/ Robert J. Poirier 2/13/00
-----------------------------                    -------------------------------
Robert J. Poirier


U.S.A. FLORAL PRODUCTS, INC.                     -------------------------------


By: /s/ M. W.  BROOMFIELD
   --------------------------
Name: BROOMFIELD
Title: CEO